Exhibit 23.1





                               AUDITORS' CONSENT



The Board of Directors
Trans World Airlines, Inc.

We consent to the use of our report included herein and incorporated by reference and to the reference to our firm under the hearing "Experts" in the prospectus. Our report, dated March 4, 1998, refers to the application of fresh start reporting as of September 1, 1995.



                                       KPMG Peat Marwick LLP




Kansas City, Missouri
June 16, 1998